UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

StellarOne Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

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Explanatory Note

The purpose of this amendment to the definitive proxy statement (“Proxy Statement”) of StellarOne Corporation (the “Company”), filed with the Securities and Exchange Commission on April 12, 2011, is to make corrections to several dates embodied in the section titled “The 2012 Annual Meeting of Shareholders” on page 25 of the Proxy Statement.  The date changes are highlighted in bold print in the revised section below, which should be substituted for the corresponding section appearing in the Proxy Statement.

The 2012 Annual Meeting of Shareholders

If any shareholder intends to propose a matter for consideration at StellarOne’s 2012 Annual Meeting (other than a director nomination), notice of the proposal must be received in writing by the Secretary by December 14, 2011. If any shareholder intends to present a proposal to be considered for inclusion in StellarOne’s proxy materials in connection with the 2012 Annual Meeting, the proposal must be in proper form and must be received by the Secretary of StellarOne Corporation at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 on or before December 14, 2011. In addition, the proxy solicited by the Board of Directors for the 2012 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if StellarOne has not received notice of such proposal by December 14, 2011, in writing delivered to StellarOne’s Secretary.